Registration No. 333-

As filed with the Securities and Exchange Commission on July 19, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0617000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7075 Flying Cloud Drive

Eden Prairie, Minnesota 55344

(Address of principal executive offices, including zip code)

SUPERVALU INC. 2012 STOCK PLAN

SUPERVALU INC. DIRECTORS’ DEFERRED COMPENSATION

PLAN (2009 STATEMENT), AS AMENDED

(Full title of the plans)

Todd N. Sheldon

Senior Vice President, General Counsel

and Corporate Secretary

SUPERVALU INC.

7075 Flying Cloud Drive

Eden Prairie, Minnesota 55344

(952) 828-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark, whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	47,600,000 shares	$2.35	$111,860,000	$12,820

(1)	The number of shares being registered represents 44,800,000 shares of SUPERVALU INC. common stock issuable under the SUPERVALU INC. 2012 Stock Plan and 2,800,000 shares of SUPERVALU INC. common stock issuable under the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement), as amended. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable under the SUPERVALU INC. 2012 Stock Plan and the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement), as amended, pursuant to their antidilution provisions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of SUPERVALU INC. common stock as reported on the New York Stock Exchange on July 18, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “SEC”) by SUPERVALU INC. (“SUPERVALU” or the “Company”) and are incorporated by reference in this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended February 25, 2012;

(b)	the Company’s Current Reports on Form 8-K filed on April 20, 2012, July 11, 2012 and July 18, 2012; and

(c)	The description of the Company’s common stock contained in any registration statement or report filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe the person’s conduct was unlawful.

In accordance with the DGCL, Article Eighth of SUPERVALU’s Restated Certificate of Incorporation provides that a director shall not be liable to SUPERVALU or its stockholders for monetary damages for a breach of the director’s fiduciary duty except:

•	for any breach of the director’s duty of loyalty to SUPERVALU or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL providing for liability of directors for unlawful dividends or unlawful stock repurchases or redemptions,

•	for any transaction from which the director derived an improper personal benefit, or

•	for any act or omission occurring prior to the date when said Article Eighth became effective.

SUPERVALU’s Restated Bylaws provide that SUPERVALU will indemnify any director or officer of SUPERVALU and may indemnify any employee or agent of SUPERVALU in the discretion of the board of directors for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145 of the DGCL or its successor.

In addition, SUPERVALU’s Restated Bylaws provide that SUPERVALU will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of SUPERVALU, by reason of the fact that such person is or was a director or officer of SUPERVALU, or is or was serving at the request of SUPERVALU as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage which was undisclosed to SUPERVALU and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of SUPERVALU and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Further, SUPERVALU’s Restated Bylaws provide that SUPERVALU will pay expenses incurred by any person entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, provided that a determination has not been made by an independent legal counsel (who may be the regular counsel for SUPERVALU) in a written opinion that it is reasonably likely that the person has not met the applicable standards of conduct for indemnification and provided that SUPERVALU has received an undertaking by or on behalf of the person to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by SUPERVALU.

Finally, SUPERVALU’s Restated Bylaws provide that SUPERVALU may, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom SUPERVALU shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, if and whenever the board of directors of SUPERVALU deems it to be in the best interest of the corporation to do so.

SUPERVALU maintains directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers and that covers SUPERVALU for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).

4.2	Restated Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2011).

4.3	SUPERVALU INC. 2012 Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).

4.4	SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement), as amended (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 19, 2012.

SUPERVALU INC.

By:	/s/ Craig R. Herkert
Craig R. Herkert
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Craig Herkert	Chief Executive Officer and President; Director	July 19, 2012
Craig Herkert	(principal executive officer)

/s/ Sherry M. Smith	Executive Vice President,	July 19, 2012
Sherry M. Smith	Chief Financial Officer (principal financial and accounting officer)

*	Director
Donald R. Chappel

*	Director
Irwin S. Cohen

*	Director
Ronald E. Daly

*	Director
Susan E. Engel

*	Director
Philip L. Francis

*	Director
Edwin C. Gage

*	Director
Steven S. Rogers

*	Director
Matthew E. Rubel

*	Director and Non-Executive Chairman
Wayne C. Sales

*	Director
Kathi P. Seifert

*	Executed this 19th day of July 2012, on behalf of the indicated Directors by Todd N. Sheldon, duly appointed Attorny-in-Fact.

By:	/s/ Todd N. Sheldon
Todd N. Sheldon
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).

4.2	Restated Bylaws, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2011).

4.3	SUPERVALU INC. 2012 Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).

4.4	SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Statement), as amended (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney.